Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

January 29, 2019

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation records fourth quarter 2018 net income of $25.3 million

Fourth quarter 2018 results compared to the fourth quarter of the prior year:

●	Adjusted net income[1] of $26.0 million, as compared to $22.5 million
●	Earnings per diluted common share of $0.51, as compared to $0.25
●	Tangible book value per common share of $14.21, as compared to $12.88
●	Net income for wealth management division of $2.0 million, as compared to $1.5 million
●	Net income for FirsTech Inc. (“FirsTech”) of $0.8 million, as compared to $0.4 million
●	Return on average assets of 1.28%, as compared to 0.64%
●	Based on adjusted net income[1], return on average assets of 1.31%, as compared to 1.17%

First Busey Corporation’s (“First Busey” or the “Company”) net income for the fourth quarter of 2018 was $25.3 million, or $0.51 per diluted common share, as compared to $26.9 million, or $0.55 per diluted common share, for the third quarter of 2018 and $12.3 million, or $0.25 per diluted common share, for the fourth quarter of 2017.  Adjusted net income1 for the fourth quarter of 2018 was $26.0 million, or $0.53 per diluted common share, as compared to $27.0 million, or $0.55 per diluted common share, for the third quarter of 2018 and $22.5 million, or $0.46 per diluted common share, for the fourth quarter of 2017. Net income for the fourth quarter of 2017 was impacted by a non-recurring, non-cash charge of $8.1 million, or $0.16 per diluted common share, due to the revaluation of the Company’s net deferred tax position following the enactment of the Tax Cuts and Jobs Act (the “TCJA”).

The Company views certain non-operating items, including acquisition-related and restructuring charges, as adjustments to net income reported under generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the fourth quarter of 2018 were $0.3 million of expenses related to acquisitions and $0.6 million of expenses related to restructuring costs. The reconciliation of non-GAAP measures (including adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible book value, tangible book value per share and return on average tangible common equity), which the Company believes facilitates the assessment of its financial results and peer comparability, is included in tabular form at the end of this release.

For the year ended December 31, 2018, net income was $98.9 million, an increase of $36.2 million compared to $62.7 million for the year ended 2017. Earnings per diluted common share were $2.01 for the year ended December 31, 2018 as compared to $1.45 for the year ended December 31, 2017. Adjusted net income1 for the year ended December 31, 2018 was $103.5 million, or $2.10 per diluted common share, as compared to $75.7 million, or $1.75 per diluted common share for 2017.  The 2018 annual results were favorably impacted by the prior year acquisitions of First Community Financial Partners Inc., the holding company of First Community Financial Bank (“First Community”), and Mid Illinois Bancorp, Inc., the holding company of South Side Trust & Savings Bank of Peoria (“South Side”).

For the fourth quarter of 2018, annualized return on average assets and annualized return on average tangible common equity were 1.28% and 14.80%, respectively.  Based on adjusted net income1, return on average assets was 1.31% and return on average tangible common equity was 15.19% for the fourth quarter of 2018.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

For the year ended December 31, 2018, return on average assets was 1.28%, an increase from 1.00% for the year ended 2017.  Based on adjusted net income1, return on average assets for the year ended December 31, 2018 was 1.34% compared to 1.20% for the year ended 2017. Return on average tangible common equity was 15.20% for the year ended December 31, 2018 compared to 11.61% for the same period of 2017.  Return on average tangible common equity based on adjusted net income1 was 15.89% for the year ended December 31, 2018, compared to 14.00% for the same period of 2017.

Additional fourth quarter 2018 highlights include:
●
Non-interest income increased to $22.9 million as compared to $21.9 million for the third quarter 2018.  The increase in non-interest income was driven, in part, by the wealth management division and FirsTech. which generated $7.5 million and $3.8 million of revenue in the fourth quarter 2018, respectively.

●	Total deposits at December 31, 2018 grew to $6.25 billion driven by a linked quarter increase of $26.6 million in non-interest bearing deposits.
●
Continued disciplined credit management resulted in a decline in non-accrual loans to $35.0 million at December 31, 2018, as compared to $40.4 million as of September 30, 2018.  Non-performing assets as a percentage of total loans plus non-performing assets was 0.66% at December 31, 2018 as compared to 0.74% at September 30, 2018.

In the first quarter of 2019, the Company expects to close its acquisition of The Banc Ed Corp. (“Banc Ed”), the holding company for TheBANK of Edwardsville (“TheBANK”).  TheBANK, founded in 1868, is a privately held commercial bank headquartered in Edwardsville, Illinois. As of December 31, 20182, Banc Ed held total consolidated assets of $1.76 billion, total loans of $902.1 million and total deposits of $1.47 billion.
Under the terms of the merger agreement, Banc Ed’s stockholders will have the right to receive 8.2067 shares of common stock of the Company and $111.53 in cash for each share of common stock of Banc Ed, with total consideration to consist of approximately 70% stock and 30% cash. It is anticipated that TheBANK will be merged with and into the Company’s bank subsidiary, Busey Bank, at a date following the completion of the holding company merger. At the time of the bank merger, TheBANK’s banking centers will become branches of Busey Bank. Please reference the Company’s Form 8-K, filed on August 22, 2018, for additional information regarding our pending acquisition of Banc Ed.
The pending Banc Ed transaction fits with our acquisition strategy as the addition of TheBANK will grow the Company’s current geographic footprint, allowing the Company to serve customers by expanding in the St. Louis Missouri-Illinois Metropolitan Statistical Area and significantly adding to the Company’s wealth management business.  We are pleased to welcome our Banc Ed colleagues into the Busey family and feel confident that this transaction and our continued efforts will lead to growth and profitability in 2019.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

2 Results are unaudited.

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)
	As of and for the			As of and for the
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
EARNINGS & PER SHARE DATA
Net income	$25,290	$26,859	$12,293	$98,928	$62,726
Revenue[2]	83,184	82,627	86,607	331,068	286,697
Diluted earnings per share	0.51	0.55	0.25	2.01	1.45
Cash dividends paid per share	0.20	0.20	0.18	0.80	0.72

Net income by operating segment
Banking	$24,134	$26,486	$16,158	$97,369	$65,704
Remittance Processing	814	957	440	3,710	2,007
Wealth Management	2,040	2,280	1,469	9,372	6,229

AVERAGE BALANCES
Cash and cash equivalents	$272,811	$238,000	$256,626	$239,149	$224,648
Investment securities	1,443,054	1,417,708	1,223,103	1,370,460	964,749
Loans held for sale	23,380	28,661	109,336	29,666	119,936
Portfolio loans	5,540,852	5,551,753	5,457,077	5,533,549	4,567,259
Interest-earning assets	7,174,755	7,132,324	6,932,750	7,067,710	5,784,408
Total assets	7,846,154	7,802,308	7,632,019	7,742,142	6,294,105

Non-interest bearing deposits	1,486,977	1,492,709	1,516,233	1,492,242	1,252,363
Interest-bearing deposits	4,852,649	4,784,657	4,434,492	4,707,289	3,760,473
Total deposits	6,339,626	6,277,366	5,950,725	6,199,531	5,012,836
Securities sold under agreements to repurchase	210,416	234,729	294,389	234,239	213,527
Interest-bearing liabilities	5,329,898	5,303,632	5,126,815	5,247,017	4,257,544
Total liabilities	6,866,652	6,840,484	6,699,840	6,787,193	5,554,280
Stockholders' common equity	979,502	961,824	932,179	954,949	739,825
Tangible stockholders' common equity[3]	678,023	658,910	622,952	651,032	540,406

PERFORMANCE RATIOS
Return on average assets[4]	1.28%	1.37%	0.64%	1.28%	1.00%
Return on average common equity[4]	10.24%	11.08%	5.23%	10.36%	8.48%
Return on average tangible common equity[3,6]	14.80%	16.17%	7.83%	15.20%	11.61%
Net interest margin[5,6]	3.38%	3.41%	3.68%	3.45%	3.58%
Efficiency ratio[6]	56.57%	53.47%	58.69%	56.16%	58.27%
Non-interest revenue as a % of total revenues[2]	27.27%	26.45%	27.20%	27.08%	29.07%

[1] Results are unaudited.
[2] Revenues consist of net interest income plus non-interest income, net of security gains and losses.
[3] Average tangible stockholders’ common equity is defined as average common equity less average goodwill and intangibles, see “Non-GAAP Financial Information” below for reconciliation.
[4] Quarterly data is annualized.
5 On a tax-equivalent basis, assuming an income tax rate of 21% for 2018 and 35% for 2017.
[6] See “Non-GAAP Financial Information” below for reconciliation.

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Assets
Cash and cash equivalents	$239,973	$160,652	$230,730	$367,525	$353,272
Investment securities	1,312,514	1,496,948	1,384,807	1,286,136	1,321,610

Loans held for sale	25,895	32,617	33,974	29,034	94,848

Commercial loans	4,060,126	4,141,816	4,076,253	4,061,181	4,030,821
Retail real estate and retail other loans	1,508,302	1,481,925	1,479,034	1,470,272	1,488,679
Portfolio loans	$5,568,428	$5,623,741	$5,555,287	$5,531,453	$5,519,500

Allowance for loan losses	(50,648)	(52,743)	(53,305)	(52,649)	(53,582)
Premises and equipment	117,672	119,162	119,835	118,985	116,913
Goodwill and other intangibles	300,558	301,963	303,407	304,897	308,073
Other assets	187,965	207,045	200,809	193,365	200,006
Total assets	$7,702,357	$7,889,385	$7,775,544	$7,778,746	$7,860,640

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,464,700	$1,438,054	$1,496,671	$1,651,333	$1,597,421
Interest-bearing checking, savings, and money market deposits	3,287,618	3,205,232	3,192,735	3,270,963	3,192,382
Time deposits	1,497,003	1,552,283	1,474,506	1,408,878	1,336,162
Total deposits	$6,249,321	$6,195,569	$6,163,912	$6,331,174	$6,125,965

Securities sold under agreements to repurchase	185,796	255,906	240,109	235,311	304,566
Short-term borrowings	-	200,000	150,000	-	220,000
Long-term debt	148,686	148,626	154,125	154,122	154,119
Junior subordinated debt owed to unconsolidated trusts	71,155	71,118	71,081	71,044	71,008
Other liabilities	52,435	46,026	39,135	44,949	49,979
Total liabilities	$6,707,393	$6,917,245	$6,818,362	$6,836,600	$6,925,637
Total stockholders' equity	$994,964	$972,140	$957,182	$942,146	$935,003
Total liabilities & stockholders' equity	$7,702,357	$7,889,385	$7,775,544	$7,778,746	$7,860,640

Share Data
Book value per common share	$20.36	$19.90	$19.62	$19.34	$19.21
Tangible book value per common share[2]	$14.21	$13.72	$13.40	$13.08	$12.88
Ending number of common shares outstanding	48,874,836	48,860,309	48,776,404	48,717,239	48,684,943

[1] Results are unaudited except for amounts reported as of December 31, 2017.
[2] See “Non-GAAP Financial Information” below for reconciliation.

Condensed Consolidated Statements of Income[1]
(dollars in thousands, except per share data)
	For the		For the
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Interest and fees on loans held for sale and portfolio loans	$64,410	$64,048	$251,249	$202,643
Interest on investment securities	9,904	6,799	34,784	21,659
Total interest income	$74,314	$70,847	$286,033	$224,302

Interest on deposits	10,764	4,874	32,601	12,932
Interest on short-term borrowings	766	935	3,162	2,074
Interest on long-term debt	1,414	1,323	5,614	3,404
Interest on junior subordinated debt owed to unconsolidated trusts	867	669	3,250	2,526
Total interest expense	$13,811	$7,801	$44,627	$20,936

Net interest income	$60,503	$63,046	$241,406	$203,366
Provision for loan losses	405	2,809	4,429	5,303
Net interest income after provision for loan losses	$60,098	$60,237	$236,977	$198,063

Trust fees	6,611	6,577	27,184	23,665
Commissions and brokers' fees, net	930	1,133	3,790	3,372
Fees for customer services	7,303	7,183	28,879	25,841
Remittance processing	3,757	2,846	14,345	11,427
Mortgage revenue	1,057	2,710	5,545	11,140
Security gains, net	171	-	331	1,143
Other	3,023	3,112	9,919	7,886
Total non-interest income	$22,852	$23,561	$89,993	$84,474

Salaries, wages and employee benefits	27,529	28,185	107,844	95,633
Net occupancy expense of premises	3,532	3,805	14,803	13,830
Furniture and equipment expense	1,815	1,966	7,233	7,089
Data processing	3,992	5,368	16,383	16,716
Amortization of intangible assets	1,404	1,570	5,854	5,245
Other	10,497	12,206	40,926	35,913
Total non-interest expense	$48,769	$53,100	$193,043	$174,426

Income before income taxes	$34,181	$30,698	$133,927	$108,111
Income taxes	8,891	18,405	34,999	45,385
Net income	$25,290	$12,293	$98,928	$62,726

Per Share Data
Basic earnings per common share	$0.52	$0.25	$2.02	$1.47
Diluted earnings per common share	$0.51	$0.25	$2.01	$1.45
Diluted average common shares outstanding	49,225,480	49,085,648	49,215,455	43,126,245

[1] Results are unaudited except for amounts reported as of December 31, 2017.

Balance Sheet Growth
At December 31, 2018, portfolio loans were $5.57 billion, as compared to $5.62 billion as of September 30, 2018 and $5.52 billion as of December 31, 2017. The change in portfolio loan balance was driven by continued high level of payoffs. Average portfolio loans increased 21.2% to $5.53 billion for the year ended December 31, 2018 compared to $4.57 billion for the year ended December 31, 2017.
Average interest-earning assets for the three months ended December 31, 2018 increased to $7.18 billion compared to $7.13 billion for the three months ended September 30, 2018 and $6.93 billion for the three months ended December 31, 2017.  Average interest-earning assets for the year ended December 31, 2018 increased to $7.07 billion from $5.78 billion for the year ended 2017, a 22.2% increase.

Total deposits were $6.25 billion at December 31, 2018, an increase from $6.20 billion at September 30, 2018 and $6.13 billion at December 31, 2017.  The Company remains funded primarily through core deposits with significant market share in its core markets.

Net Interest Margin and Net Interest Income

Net interest income was $60.5 million in the fourth quarter of 2018 compared to $60.8 million in the third quarter of 2018 and $63.0 million in the fourth quarter of 2017. Higher yields on fourth quarter loan production partially offset the increase in funding costs. Net interest income for the year ended December 31, 2018 was $241.4 million compared to $203.4 million for the year ended 2017, an 18.7% increase.  Net purchase accounting accretion and amortization included in interest income and interest expense was $1.9 million for the fourth quarter of 2018, a decrease from $2.3 million for the third quarter of 2018 and $5.8 million for the fourth quarter of 2017.  Net purchase accounting accretion and amortization included in interest income and interest expense for the year ended December 31, 2018 was $10.6 million compared to $12.5 million for the year ended 2017.

Net interest margin for the fourth quarter of 2018 was 3.38%, compared to 3.41% for the third quarter of 2018 and 3.68% for the fourth quarter of 2017.  Net of purchase accounting accretion and amortization, net interest margin for the fourth quarter of 2018 was 3.27%, compared to 3.29% for the third quarter of 2018 and 3.34% for the fourth quarter of 2017. Net interest margin for the year ended December 31, 2018 was 3.45% compared to 3.58% for the year ended December 31, 2017.  Net of purchase accounting accretion and amortization, net interest margin for the year ended December 31, 2018 was 3.30%, compared to 3.36% for the same period of 2017.

Asset Quality

As of December 31, 2018, non-performing loans totaled $36.6 million, compared to $40.8 million as of September 30, 2018, and $27.4 million as of December 31, 2017. Non-performing loans were 0.66% of total portfolio loans as of December 31, 2018, compared to 0.72% as of September 30, 2018 and 0.50% as of December 31, 2017.

The Company recorded net charge-offs of $2.5 million for the fourth quarter of 2018. The $2.5 million net charge-off in the fourth quarter was predominately related to a single note which was resolved via the sale of the note in the fourth quarter of 2018. The allowance for loan loss as a percentage of portfolio loans was 0.91% at December 31, 2018 as compared to 0.94% at September 30, 2018 and 0.97% at December 31, 2017. The Company recorded provision for loan losses of $0.4 million in the fourth quarter of 2018, compared to $0.8 million in the third quarter of 2018 and $2.8 million in the fourth quarter of 2017. The Company recorded provision for loan losses of $4.4 million for the year ended December 31, 2018 and $5.3 million for the year ended December 31, 2017. As a result of acquisitions, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.

Asset Quality[1]
(dollars in thousands)	As of and for the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017

Portfolio loans	$5,568,428	$5,623,741	$5,555,287	$5,531,453	$5,519,500
Non-performing loans
Non-accrual loans	34,997	40,395	25,215	32,588	24,624
Loans 90+ days past due	1,601	364	1,142	995	2,741
Non-performing loans, segregated by geography
Illinois/ Indiana	28,319	33,699	21,534	28,743	23,093
Missouri	7,242	6,222	3,338	3,641	2,964
Florida	1,037	838	1,485	1,199	1,308
Loans 30-89 days past due	7,121	8,189	10,017	9,506	12,897
Other non-performing assets	376	1,093	3,694	1,001	1,283
Non-performing assets to portfolio loans and non-performing assets	0.66%	0.74%	0.54%	0.63%	0.52%
Allowance as a percentage of non-performing loans	138.39%	129.40%	202.24%	156.77%	195.80%
Allowance for loan losses to portfolio loans	0.91%	0.94%	0.96%	0.95%	0.97%
Net charge-offs	2,500	1,320	1,602	1,941	262
Provision for loan losses	405	758	2,258	1,008	2,809

[1] Results are unaudited.

Fee-based Businesses

Revenues from trust fees, commissions and brokers’ fees, and remittance processing activities represented 49.5% of the Company’s non-interest income for the quarter ended December 31, 2018, providing a balance to revenue from traditional banking activities. Two of the Company’s acquisitions, Pulaski Financial Corp. and First Community, had no legacy fee income in these businesses; therefore, the addition of these fee-based service offerings in these acquired bank markets is expected to continue providing attractive growth opportunities in future periods.

Trust fees and commissions and brokers’ fees of $7.5 million for the fourth quarter of 2018 increased from $7.2 million for the third quarter 2018 and decreased slightly from $7.7 million for the fourth quarter of 2017. Trust fees and commissions and brokers’ fees increased to $31.0 million for the year ended December 31, 2018 compared to $27.0 million for the year ended December 31, 2017.  Net income from the wealth management segment was $2.0 million for the fourth quarter of 2018 a decrease from $2.3 million in the third quarter of 2018 but an increase from $1.5 million from the fourth quarter of 2017.  Net income from the wealth management segment for the year ended December 31, 2018 was $9.4 million compared to $6.2 million for the same period of 2017, a 50.5% increase. The wealth management line of business continues to build upon recent acquisitions, expanding market share. First Busey’s wealth management division ended the fourth quarter of 2018 with $7.12 billion in assets under care.

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $3.8 million for the fourth quarter of 2018 increased from $3.6 million for the third quarter of 2018 and $2.8 million for the fourth quarter of 2017.  Remittance processing revenue for the year ended December 31, 2018 was $14.3 million, an increase of 25.5%, compared to $11.4 million during the same period of 2017.  The FirsTech operating segment generated net income of $0.8 million for the fourth quarter of 2018. The positive 2018 results are a reflection of new customer activity and volume increases from existing customers.

The mortgage line of business generated $1.1 million of revenue in the fourth quarter of 2018. Mortgage revenue for the year ended December 31, 2018 was $5.5 million compared to $11.1 million in the same period of 2017. In the fourth quarter 2017, mortgage origination offices obtained in connection with the acquisition of Pulaski Financial Corp. which were outside the Company’s footprint were sold, reducing year over year mortgage revenue.

Operating Efficiency

The efficiency ratio was 56.57% for the quarter ended December 31, 2018 compared to 53.47% for the quarter ended September 30, 2018 and 58.69% for the quarter ended December 31, 2017. The efficiency ratio for the year ended December 31, 2018 was 56.16% compared to 58.27% for the year ended December 31, 2017. The adjusted efficiency ratio3 was 55.49% for the quarter ended December 31, 2018, 53.26% for the quarter ended September 30, 2018, and 54.74% for the quarter ended December 31, 2017.

Specific areas of non-interest expense are as follows:

●  Salaries, wages and employee benefits were $27.5 million in the fourth quarter of 2018, an increase from $26.0 million in the third quarter of 2018 but a decrease from $28.2 million from the fourth quarter of 2017.In the fourth quarter 2018, the Company recorded specific amounts for severance and other employee related benefit expenses. For the year ended December 31, 2018, salaries, wages and employee benefits were $107.8 million compared to $95.6 million for the same period of 2017, reflecting additions to headcount as a result of recent acquisitions. The company recorded total restructuring costs of $2.3 million in 2018.

●  Data processing expense in the fourth quarter of 2018 of $4.0 million remained flat compared to the third quarter of 2018 and reflects a decrease as compared to $5.4 million in the fourth quarter of 2017. For the year ended December 31, 2018, data processing expense decreased to $16.4 million compared to $16.7 million for the same period of 2017.  The decline in data processing expense reflect efficiencies realized as the Company has integrated recent acquisitions.

3 A Non-GAAP financial measure, see “Non-GAAP Financial Information” below for reconciliation.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on February 1, 2019 of $0.21 per common share to stockholders of record as of January 25, 2019, which represents a 5% increase from the previous quarterly dividend. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of December 31, 2018, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible stockholders’ common equity4 (“TCE”) increased to $703.0 million at December 31, 2018, compared to $679.1 million at September 30, 2018 and $638.0 million at December 31, 2017. TCE represented 9.49% of tangible assets at December 31, 2018, compared to 8.94% at September 30, 2018 and 8.43% at December 31, 2017.5

4 Tangible stockholders’ common equity, see “Non-GAAP Financial Information” below for reconciliation.
5 Tangible assets, see “Non-GAAP Financial Information” below for reconciliation.

Corporate Profile

As of December 31, 2018, First Busey Corporation (Nasdaq: BUSE) was a $7.70 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, the wholly-owned bank subsidiary with total assets of $7.69 billion as of December 31, 2018, is headquartered in Champaign, Illinois and has forty-four banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of December 31, 2018, assets under care were approximately $7.12 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2018 Best-In-State Banks—one of five in Illinois and 124 from across the country, equivalent to 2.2% of all banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit www.busey.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Jennifer L. Simons, Chief Accounting Officer, 217-365-4309

Non-GAAP Financial Information

This press release contains certain financial information determined by methods other than GAAP. These measures include adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, and tangible common equity to tangible assets. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.
A reconciliation to what management believes to be the most directly comparable GAAP financial measures – net income in the case of adjusted net income and adjusted return on average assets, total net interest income, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, total stockholders’ equity in the case of the tangible book value per share – appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.
These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income and Return on Average Assets
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income	$25,290	$26,859	$12,293	$98,928	$62,726
Acquisition expenses
Salaries, wages and employee benefits	-	-	120	1,233	840
Data processing	-	-	1,268	406	2,616
Other (includes professional and legal)	262	167	1,569	2,486	3,617
Other restructuring costs
Salaries, wages and employee benefits	640	-	496	1,058	711
Fixed asset impairments	-	-	-	817	-
Other	-	-	20	-	66
TCJA related adjustment			8,098	-	8,098
Related tax benefit	(234)	(20)	(1,330)	(1,451)	(3,012)
Adjusted net income	$25,958	$27,006	$22,534	$103,477	$75,662

Average total assets	$7,846,154	$7,802,308	$7,632,019	$7,742,142	$6,294,105

Reported: Return on average assets[1]	1.28%	1.37%	0.64%	1.28%	1.00%
Adjusted: Return on average assets [1]	1.31%	1.37%	1.17%	1.34%	1.20%

[1] Quarterly measures are annualized.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Reported: Net interest income	$60,503	$60,774	$63,046	$241,406	$203,366
Tax-equivalent adjustment	545	574	1,192	2,258	3,656
Less: Purchase accounting amortization	(1,852)	(2,273)	(5,848)	(10,550)	(12,458)
Adjusted: Net interest income	$59,196	$59,075	$58,390	$233,114	$194,564

Average interest-earning assets	$7,174,755	$7,132,324	$6,932,750	$7,067,710	$5,784,408

Reported: Net interest margin[1]	3.38%	3.41%	3.68%	3.45%	3.58%
Adjusted: Net Interest margin[1]	3.27%	3.29%	3.34%	3.30%	3.36%

[1] Quarterly measures are annualized.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Reported: Net Interest income	$60,503	$60,774	$63,046	$241,406	$203,366
Tax- equivalent adjustment	545	574	1,192	2,258	3,656
Tax equivalent interest income	$61,048	$61,348	$64,238	$243,664	$207,022

Reported: Non-interest income	22,852	21,853	23,561	89,993	84,474
Less: Security gain net	171	-	-	331	1,143
Adjusted: Non-interest income	$22,681	$21,853	$23,561	$89,662	$83,331

Reported: Non-interest expense	48,769	45,929	53,100	193,043	174,426
Less:
Amortization of intangible assets	(1,404)	(1,445)	(1,570)	(5,854)	(5,245)
Non-operating adjustments:
Salaries, wages and employee benefits	(640)	-	(616)	(2,290)	(1,551)
Data processing	-	-	(1,268)	(406)	(2,616)
Other	(262)	(167)	(1,589)	(2,858)	(3,683)
Adjusted: Non-interest expense	$46,463	$44,317	$48,057	$181,635	$161,331

Reported: Efficiency ratio	56.57%	53.47%	58.69%	56.16%	58.27%
Adjusted: Efficiency ratio	55.49%	53.26%	54.74%	54.49%	55.56%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity
(dollars in thousands, except per share data)

	As of
	December 31, 2018	September 30, 2018	December 31, 2017

Total assets	$7,702,357	$7,889,385	$7,860,640
Less:
Goodwill and other intangible assets, net	(300,558)	(301,963)	(308,073)
Tax effect of other intangible assets, net	8,547	8,912	11,039
Tangible assets	$7,410,346	$7,596,334	$7,563,606

Total stockholders’ equity	994,964	972,140	935,003
Less:
Goodwill and other intangible assets, net	(300,558)	(301,963)	(308,073)
Tax effect of other intangible assets, net	8,547	8,912	11,039
Tangible stockholders’ equity	$702,953	$679,089	$637,969

Tangible common equity to tangible assets[1]	9.49%	8.94%	8.43%
Tangible book value per share	$14.21	$13.72	$12.88

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Average stockholders' common equity	$979,502	$961,824	$932,179
Less: Average goodwill and intangibles, net	(301,479)	(302,914)	(309,227)
Average tangible stockholders' common equity	$678,023	$658,910	$622,952

Reported: Return on average tangible common equity[2]	14.80%	16.17%	7.83%
Adjusted: Return on average tangible common equity[2,3]	15.19%	16.26%	14.35%

	Year Ended
	December 31, 2018	December 31, 2017
Average stockholders' common equity	$954,949	$739,825
Less: Average goodwill and intangibles, net	(303,917)	(199,419)
Average tangible stockholders' common equity	$651,032	$540,406

Reported: Return on average tangible common equity	15.20%	11.61%
Adjusted: Return on average tangible common equity[3]	15.89%	14.00%

[1] Tax-effected measure.
[2] Quarterly measures are annualized.
[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving the Company; (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.